[Letterhead of Anderson Associates, LLP]





                        INDEPENDENT ACCOUNTANTS' CONSENT




The Board of Directors
Patapsco Bancorp, Inc.
1301 Merritt Boulevard
Baltimore, Maryland  21222


     We consent to incorporation by reference in the registration statements (No. 333-13975, 333-49908 and 333-68260) on Form S-8 of Patapsco Bancorp, Inc.
of our report dated August 27, 2001, relating to the consolidated statements of financial condition of Patapsco Bancorp, Inc. and Subsidiaries as of June 30, 2001, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended, which report appears in the June 30, 2001 Annual Report of Form 10-KSB of Patapsco Bancorp, Inc.


                                                 /s/ Anderson Associates, LLP



Baltimore, Maryland
September 24, 2001